Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2022 RESULTS

New life licenses increased 14%, driving sales force to 132,149 representatives

Term Life net premiums increased 7%; adjusted direct premiums increased 8%

Excess COVID-related death claims largely normalized, $2 million incurred during the quarter

Investment and Savings Products sales of $2.7 billion, net client inflows of $0.9 billion

Net earnings per diluted share (EPS) of $2.79 declined 13%; return on stockholders’ equity (ROE) of 23.3%

Diluted adjusted operating EPS of $2.86 declined 12%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 22.5%

Declared dividend of $0.55 per share, payable on September 14, 2022, and repurchased $128 million of common stock during the quarter

Duluth, GA, Aug. 8, 2022 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended June 30, 2022.  Total revenues of $668.7 million increased 2% compared to the second quarter of 2021.  Net income attributable to Primerica of $107.9 million decreased 16%, while net earnings per diluted share of $2.79 decreased 13% compared to the same period in the prior year.  ROE was 23.3% for the quarter.

Adjusted operating revenues were $671.8 million, a 3% increase compared to the second quarter of 2021. Adjusted net operating income of $110.7 million decreased 14%, while adjusted operating net earnings per diluted share of $2.86 decreased 12% compared to the same period in the prior year.  ROAE was 22.5% for the quarter.

Second quarter results highlight the value of our business model with operating segments that have complementary earnings drivers.  As fears that drove sales and persistency during the pandemic subside and excess mortality normalizes, the key drivers of value in the Term Life segment continued to stabilize, resulting in a strong margin of 21% in the segment for the quarter.  The Company’s extensive use of reinsurance to control volatility and the substantial size of this business result in predictable earnings and support the Company’s capital deployment strategy.

Earnings in the Investment and Savings segment were adversely impacted by the second quarter’s market correction with both sales and client asset values declining as volatility heightened investors’ apprehension.  The acceleration of Canadian segregated fund DAC amortization caused by market performance in Canada added additional pressure to segment earnings, lowering pre-tax income by $3.7 million, year-over-year.  Nonetheless, we have not seen a rise in redemption rates as clients stay invested despite market volatility.  The Company’s commitment to helping middle-income families prepare for a more financially secure future remains strong and the benefit of this long-term approach is evident with approximately 70% of Primerica’s assets invested in retirement accounts.

The Senior Health segment, which has seasonally low sales levels in the second quarter, continued to face headwinds as the industry adjusts to higher churn rates and the need to lower contract acquisition costs.  On a consolidated basis, margins were temporarily pressured by the Company’s biennial convention, which added an additional leadership event to 2022.  Segment results will be discussed in greater detail below.

“We are encouraged by the momentum in our sales force.  We are starting to see real benefits of improvements in our licensing process and expect that the excitement generated during the convention will continue to fuel momentum,” said Glenn Williams, Chief Executive Officer. “I believe we are well positioned for the second half of the year.”

Second Quarter Distribution & Segment Results

Distribution Results
	Q2 2022	Q2 2021	% Change
Life-Licensed Sales Force (1)	132,149	132,041	*
Recruits	70,215	89,285	(21)%
New Life-Licensed Representatives	11,529	10,112	14%
Life Insurance Policies Issued	76,946	90,071	(15)%
Life Productivity (2)	0.20	0.23	*
ISP Product Sales ($ billions)	$2.69	$3.04	(12)%
Average Client Asset Values ($ billions)	$87.99	$89.38	(2)%
Senior Health Submitted Policies (3)	19,652	-	*
Senior Health Approved Policies (4)	17,925	-	*
Closed U.S. Mortgage Volume ($ million brokered)	$152.7	$298.6	(49)%

(1)

End of period.  The 2021 period includes an estimated 2,400 individuals who we expected would not pursue the steps necessary to convert a COVID-related temporary license to a permanent license or renew a license with a COVID-related extended renewal date.

(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month.
(3)	Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier.
(4)	Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force.

* Not calculated

Segment Results
	Q2 2022	Q2 2021	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$410,707	$383,536	7%
Investment and Savings Products	222,416	238,012	(7)%
Senior Health (1)	11,814	-	*
Corporate and Other Distributed Products (1)	26,891	32,607	(18)%
Total adjusted operating revenues (1)	$671,828	$654,155	3%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$119,879	$116,778	3%
Investment and Savings Products	58,975	71,154	(17)%
Senior Health (1)	(12,955)	-	*
Corporate and Other Distributed Products (1)	(21,888)	(16,888)	30%
Total adjusted operating income before income taxes (1)	$144,011	$171,044	(16)%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

* Not calculated

Life Insurance Licensed Sales Force

Recruiting and licensing numbers in the prior year period were distorted by temporary measures put in place during the height of the COVID pandemic, which make year-over-year comparisons difficult.  Now that the operating environment has normalized, we can see solid momentum.  Improvements in the licensing process have also helped the Company regain its licensing momentum.   A total of 11,529 individuals obtained a new life license during the second quarter.  The Company also continued to experience a high degree of interest from people exploring Primerica’s business opportunity as it recruited over 70,000 individuals during the second quarter.

On June 30, 2022, the Company had a total of 132,149 independent life-licensed representatives as the size of the sales force grew for the third consecutive quarter.

Term Life Insurance

As anticipated, the number of term life issued policies declined year-over-year as pandemic fears continued to fade and sales volume normalized.  During the second quarter of 2022, the Company issued nearly 77,000 new term life insurance policies, which compares favorably to pre-pandemic levels.  Productivity at 0.20 policies per life-licensed representative per month is in line with the Company’s historical range.  The Company anticipates continued growth in the future from successful recruiting and licensing.

Second quarter revenues of $410.7 million increased 7% year-over-year, driven by 8% growth in adjusted direct premiums.  The benefits and claims ratio was 58.5%, reflecting a large reduction in claims activity in the period.  COVID claims continued to decline and were $2 million net of reinsurance for the quarter.  Additionally, non-COVID death claims were about $5 million favorable versus historical trends.  This is largely considered regular claims volatility and is unlikely to continue at this level.  The DAC amortization ratio was 14.6% for the quarter.  In comparison to pre-pandemic second quarter levels, higher lapse rates and amortization on policies issued during the pandemic were offset by lower lapse rates and amortization on the remainder of the in-force block.

As anticipated, insurance expenses increased $11.1 million, or 23% year-over-year, with more than half of the increase due to adding the previously postponed biennial convention to our normal cycle of sales force leadership events.  Excluding this, the growth in segment operating expenses was generally in line with revenue growth.

Investment and Savings Products

Total product sales during the quarter were $2.7 billion, or 12% lower compared to the second quarter of 2021 as a significant equity market correction was experienced and inflation concerns eroded consumer confidence.  Nonetheless, net client inflows remained strong at $0.9 billion, reflecting clients’ long-term approach to investing for retirement.  Client asset values on June 30, 2022 were $82.3 billion, down 10% year-over-year.

Revenues of $222.4 million during the quarter declined 7%, while pre-tax income of $59.0 million decreased 17% compared to the prior year period.  Sales-based revenues and sales-based commission expense declined 15% and 14%, respectively year-over-year, largely in line with the change in revenue-generating sales.  Asset-based revenues were flat year-over-year while average client asset values declined 2%.  Asset-based net revenues declined 10% due to a $3.7 million year-over-year increase in Canadian segregated fund DAC amortization reflecting the volatility in market performance.

Operating expenses increased $3.0 million, or 8% year-over-year, a third of which was driven by higher costs associated with sales force leadership events and the biennial convention.

Senior Health

Second quarter results reflected the seasonally less productive quarter when fewer enrollees are eligible to obtain Medicare coverage and our continued efforts to control sales levels while headwinds to key business drivers are addressed.  Approximately 18,000 policies were approved during quarter.  The lifetime value of commissions (“LTV”) per approved policy were $820, which reflects the most recent lapse activity during the 2022 renewal period.  Contract acquisition costs (“CAC”) per approved policy were $1,081, reflecting seasonally low sales volume and resulting in a 0.8x LTV/CAC ratio.

The pre-tax operating loss of $13.0 million during the quarter includes a $5.4 million negative tail adjustment that reflects the Company’s current LTV estimates applied to policies sold during the most recent Annual Enrollment period and Open Enrollment period.  e-TeleQuote generated sufficient cash to fund its operations during the second quarter and therefore required no funding from the Company.

Effective July 1, 2022, the Company executed its call option to acquire the remaining 20% of Primerica Health, which owns e-TeleQuote.  The contractually defined formulaic price calculation resulted in a purchase price of zero.  As such, no further consideration was required to obtain the outstanding 20% stake in Primerica Health.

Corporate and Other Distributed Products

During the second quarter, the segment recorded an adjusted operating loss before taxes of $21.9 million, increasing $5.0 million year-over-year.  The increase was due in part to a $2.0 million lower contribution from third-party products sales, including mortgages which slowed due to rising interest rates, $2.9 million higher insurance and other operating expenses and $1.7 million lower net investment income due to a higher allocation to the Term Life segment to support the growing block of business.  Note that on a consolidated basis, net investment income was up modestly year-over-year.

Taxes

The effective tax rate was 23.1% in the second quarter of 2022 compared to 24.4% in the second quarter of 2021. The lower rate was primarily driven by the state income tax benefit generated by e-TeleQuote, which was not part of our second quarter results in 2021.

Capital

During the second quarter, the Company repurchased $128 million of common stock, for a total of $227 million year-to-date.  The Company expects to complete its announced repurchases of $306 million for 2022 in the third quarter.  The Board of Directors has approved a dividend of $0.55 per share, payable on September 14, 2022, to stockholders of record on August 22, 2022.

Primerica has a strong balance sheet, including invested assets and cash at the holding company of $232 million at quarter-end.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 460% as of June 30, 2022.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude transaction-related expenses/recoveries associated with the purchase of 80% of e-TeleQuote Insurance, Inc. and subsidiaries (collectively, “e-TeleQuote”) and adjustments to share-based compensation expense for shares exchanged in the business combination.  We exclude e-TeleQuote transaction-related expenses/recoveries as these are non-recurring items that will cause incomparability between period-over-period results. We exclude adjustments to share-based compensation expense for shares exchanged in the business combination to eliminate period-over-period fluctuations that may obscure comparisons of operating results primarily due to the volatility of changes in the fair value of shares prior to the dates that can ultimately be redeemed. Adjusted operating income before income taxes and adjusted net operating income exclude income attributable to the noncontrolling interest to present only the income that is attributable to stockholders of the Company.  Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Tuesday, August 9, 2022, at 9:00 a.m. Eastern, to discuss the quarter’s results.  To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal,  state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; due to our very limited history with e-TeleQuote, we cannot be certain that its business will be successful or that we will successfully address any risks not known to us that may become material; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policy retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election period; the loss of a key carrier, or the modification of commission rates or underwriting practices  with a key carrier partner could adversely affect e-TeleQuote’s business; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties.  We insured over 5.7 million lives and had over 2.7 million client investment accounts on December 31, 2021.  Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2021. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2022	December 31, 2021
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,554,465	$2,702,567
Fixed-maturity security held-to-maturity, at amortized cost	1,415,940	1,379,100
Short-term investments available-for-sale, at fair value	3,311	85,243
Equity securities, at fair value	35,877	42,551
Trading securities, at fair value	8,976	24,355
Policy loans and other invested assets	46,226	30,612
Total investments	4,064,795	4,264,428
Cash and cash equivalents	400,119	392,501
Accrued investment income	19,326	18,702
Reinsurance recoverables	4,069,039	4,268,419
Deferred policy acquisition costs, net	3,028,511	2,943,782
Renewal commissions receivable	193,661	231,751
Agent balances, due premiums and other receivables	250,940	257,675
Goodwill	187,707	179,154
Intangible assets	190,775	195,825
Income taxes	92,352	81,799
Operating lease right-of-use assets	44,438	47,942
Other assets	428,355	441,253
Separate account assets	2,358,987	2,799,992
Total assets	$15,329,005	$16,123,223

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$7,276,278	$7,138,649
Unearned and advance premiums	16,932	16,437
Policy claims and other benefits payable	481,229	585,382
Other policyholders' funds	501,628	501,823
Notes payable - short term	-	15,000
Notes payable - long term	592,504	592,102
Surplus note	1,415,457	1,378,585
Income taxes	164,972	241,311
Operating lease liabilities	50,249	53,920
Other liabilities	596,409	615,710
Payable under securities lending	96,603	94,529
Separate account liabilities	2,358,987	2,799,992
Total liabilities	13,551,248	14,033,440

Temporary Stockholders' Equity
Redeemable noncontrolling interests in consolidated entities	2,233	7,271

Permanent Stockholders' equity
Equity attributable to Primerica, Inc.:
Common stock	378	394
Paid-in capital	-	5,224
Retained earnings	1,948,244	2,004,506
Accumulated other comprehensive income (loss), net of income tax	(173,098)	72,388
Total permanent stockholders' equity	1,775,524	2,082,512
Total liabilities and temporary and permanent stockholders' equity	$15,329,005	$16,123,223

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,
	2022	2021
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$808,894	$780,299
Ceded premiums	(419,048)	(413,850)
Net premiums	389,846	366,449
Commissions and fees	240,688	250,688
Net investment income	21,284	20,535
Investment gains (losses)	(1,892)	701
Other, net	18,756	16,313
Total revenues	668,682	654,686

Benefits and expenses:
Benefits and claims	153,257	168,347
Amortization of deferred policy acquisition costs	85,379	54,286
Sales commissions	119,763	131,303
Insurance expenses	59,461	48,579
Insurance commissions	7,594	8,838
Contract acquisition costs	19,384	-
Interest expense	6,814	7,141
Other operating expenses	79,730	66,726
Total benefits and expenses	531,382	485,220
Income before income taxes	137,300	169,466
Income taxes	31,737	41,304
Net income	$105,563	$128,162
Net income attributable to noncontrolling interests	(2,384)	-
Net income attributable to Primerica, Inc.	$107,947	$128,162

Earnings per share attributable to common stockholders:
Basic earnings per share	$2.80	$3.23
Diluted earnings per share	$2.79	$3.22

Weighted-average shares used in computing earnings per share:
Basic	38,386	39,531
Diluted	38,501	39,653

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended June 30,
	2022	2021	% Change
Total revenues	$668,682	$654,686	2%
Less: Investment gains (losses)	(1,892)	701
Less: 10% deposit asset MTM included in NII	(1,254)	(170)
Adjusted operating revenues	$671,828	$654,155	3%

Income before income taxes	$137,300	$169,466	(19)%
Less: Investment gains (losses)	(1,892)	701
Less: 10% deposit asset MTM included in NII	(1,254)	(170)
Less: e-TeleQuote transaction-related expenses	2,892	(2,109)
Less: Equity comp for awards exchanged during acquisition	(3,328)	-
Less: Noncontrolling interest	(3,129)	-
Adjusted operating income before income taxes	$144,011	$171,044	(16)%

Net income	$105,563	$128,162	(18)%
Less: Investment gains (losses)	(1,892)	701
Less: 10% deposit asset MTM included in NII	(1,254)	(170)
Less: e-TeleQuote transaction-related expenses	2,892	(2,109)
Less: Equity comp for awards exchanged during acquisition	(3,328)	-
Less: Noncontrolling interest	(3,129)	-
Less: Tax impact of preceding items	1,573	385
Adjusted net operating income	$110,701	$129,355	(14)%

Diluted earnings per share (1)	$2.79	$3.22	(13)%
Less: Net after-tax impact of operating adjustments	(0.07)	(0.03)
Diluted adjusted operating earnings per share (1)	$2.86	$3.25	(12)%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2022	2021	% Change
Direct premiums	$803,453	$774,500	4%
Less: Premiums ceded to IPO coinsurers	231,805	246,874
Adjusted direct premiums	571,648	527,626	8%

Ceded premiums	(417,406)	(412,028)
Less: Premiums ceded to IPO coinsurers	(231,805)	(246,874)
Other ceded premiums	(185,601)	(165,154)
Net premiums	$386,047	$362,472	7%

SENIOR HEALTH SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2022	2021	% Change
Loss before income taxes	$(16,150)	$-
Less: e-TeleQuote transaction-related costs	(66)	-
Less: Noncontrolling interest	(3,129)	-
Adjusted operating loss before taxes	$(12,955)	$-

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2022	2021	% Change
Total revenues	$23,745	$33,138	(28)%
Less: Investment gains (losses)	(1,892)	701
Less: 10% deposit asset MTM included in NII	(1,254)	(170)
Adjusted operating revenues	$26,891	$32,607	(18)%

Loss before income taxes	$(25,404)	$(18,466)	38%
Less: Investment gains (losses)	(1,892)	701
Less: 10% deposit asset MTM included in NII	(1,254)	(170)
Less: e-TeleQuote transaction-related expenses	2,958	(2,109)
Less: Equity comp for awards exchanged during acquisition	(3,328)	-
Adjusted operating loss before income taxes	$(21,888)	$(16,888)	30%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	June 30, 2022	December 31, 2021	% Change
Stockholders' equity (1)	$1,775,524	$2,082,512	(15)%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	(175,746)	63,777
Adjusted stockholders' equity (1)	$1,951,270	$2,018,735	(3)%

(1)	Reflects the Company’s permanent stockholders’ equity and does not include temporary stockholders’ equity.